Exhibit 10.7

FORM OF

INDEMNIFICATION AGREEMENT

THIS AGREEMENT, dated as of _________________, 2017, is by and between Independence Realty Trust, Inc., a Maryland corporation (the “Company”), and [●] (the “Indemnitee”).

WHEREAS, it is essential that the Company be able to retain and attract as directors and officers the most capable persons available;

WHEREAS, the Company desires to have the Indemnitee serve or continue to serve as a director and/or officer of the Company;

WHEREAS, the Company and the Indemnitee recognize the increased risk of litigation and other claims being asserted in today’s environment against directors and officers of publicly-traded companies;

WHEREAS, the Company and Indemnitee recognize that the interpretation of ambiguous statutes, regulations and court opinions, and of the Articles of Restatement (the “Articles”) and Amended and Restated Bylaws (the “Bylaws”) of the Company, and the vagaries of public policy, are too uncertain to provide the directors and/or officers of the Company with adequate or reliable advance knowledge or guidance with respect to the potential litigation risks and expenses to which they may become personally exposed as a result of performing their duties in good faith for the Company;

WHEREAS, the Company does not want capable persons available to serve as directors and/or officers of the Company to be dissuaded from serving in such roles due to concerns related to the increased corporate litigation that has subjected directors and/or officers of publicly-traded companies to litigation risks and expenses;

WHEREAS, the Company has determined that its preserving and enhancing its ability to retain and attract as directors and officers the most capable persons available is in the best interests of the Company;

WHEREAS, the Company desires to provide Indemnitee with specific contractual assurance of Indemnitee’s rights to indemnification against litigation risks and expenses and to the advancement of expenses (regardless of, among other things, any amendment to the Articles or Bylaws, or any change in the ownership of the Company or the composition of its Board of Directors);

WHEREAS, the Company and Indemnitee desire to enter into this Agreement in order for Indemnitee to rely upon the rights afforded under this Agreement in accepting and continuing in Indemnitee’s position as a director and/or officer of the Company; and

WHEREAS, this Agreement is a supplement to and in furtherance of the indemnification, advancement of expenses and any other rights provided to, or for the benefit of, the Indemnitee by the Articles and/or Bylaws and any resolutions adopted pursuant thereto and shall not be deemed a substitute thereof, nor to diminish or abrogate any rights of Indemnitee thereunder;

NOW, THEREFORE, in consideration of the premises and of the Indemnitee agreeing to serve, or continuing to serve, the Company after the date hereof directly or, at the Company’s request, as an officer, director, manager, member, partner, tax matters partner, fiduciary or trustee of, or in any other capacity with, another Person (as defined below) or any employee benefit plan, the sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.Certain Definitions.  In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement:

(a)	Agreement: means this Indemnification Agreement, as amended from time to time hereafter.
(b)	Board of Directors: means the Board of Directors of the Company.
(c)	Change in Control shall be deemed to have occurred upon any of the following events:

(i) A merger, recapitalization, consolidation, or other similar transaction to which the Company is a party, unless securities representing at least 50% of the combined voting power of the then-outstanding securities of the surviving entity or a parent thereof are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately before the transaction;

(ii)A sale, transfer or disposition of all or substantially all of the Company’s assets, unless securities representing at least 50% of the combined voting power of the then-outstanding securities of the entity acquiring the Company’s assets or parent thereof are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately before the transaction;

(iii)  A merger, recapitalization, consolidation or other transaction to which the Company is a party or the sale, transfer or other disposition of all or substantially all of the Company’s assets if, in either case, the members of the Company’s Board of Directors immediately prior to consummation of the transaction do not, upon consummation of the transaction, constitute at least a majority of the board of directors of the surviving entity or the entity acquiring the Company’s assets, as the case may be, or a parent thereof (for this purpose, any change in the composition of the Company’s Board of

Directors that is anticipated or pursuant to an understanding or agreement in connection with a transaction will be deemed to have occurred at the time of the transaction); or

(iv)  During any period of twelve (12) consecutive months, a majority of the members of the Board of Directors ceases to be composed of individuals (i) who were members of the Board of Directors on the first day of such period, (ii) whose election or nomination to the Board of Directors was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of the Board of Directors, or (iii) whose election or nomination to the Board of Directors was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of the Board of Directors.

(d)	Exchange Act: means the Securities Exchange Act of 1934, as amended.
(e)

Expenses: shall be broadly construed and shall include all direct and indirect losses, liabilities, damages, expenses, including fees and expenses of attorneys, fees and expenses of accountants, court costs, transcript costs, fees and expenses of experts, witness fees and expenses, travel expenses, printing and binding costs, telephone charges, delivery service fees, the premium, security for, and other costs relating to any bond (including cost bonds, appraisal bonds, or their equivalents), judgments, fines, penalties (whether civil, criminal or other), ERISA excise taxes assessed on a person with respect to an employee benefit plan, and amounts paid or payable in connection with any judgment, award or settlement, including any interest, assessments, any federal, state, local or foreign taxes imposed as a result of the actual or deemed receipt of any indemnification or expense advancement payments, and all other disbursements or expenses incurred in connection with (i) the investigation, preparation, prosecution, defense, settlement, mediation, arbitration and appeal of a Proceeding (as defined below), (ii) serving as an actual or prospective witness, or preparing to be a witness in a Proceeding, or other participation in, or other preparation for, any Proceeding, (iii) any compulsory interviews or depositions related to a Proceeding, (iv) any non-compulsory interviews or depositions related to a Proceeding, subject to the person receiving advance written approval by the Company to participate in such interviews or depositions, (v) responding to, or objecting to, a request to provide discovery in any Proceeding, and (vi) establishing or enforcing a right to indemnification under this Agreement, the Bylaws, the Articles, applicable law or otherwise. Expenses shall also include any federal, state, local and foreign taxes imposed on such person as a result of the actual or deemed receipt of any payments under this Agreement.
(f)

Indemnifiable Event: means any event or occurrence, whether occurring before, on or after the date of this Agreement, related to or arising out of the fact that the Indemnitee is or was serving in an Official Capacity, or by reason of an action or inaction by the Indemnitee in any such Official Capacity, whether the basis of such Proceeding is an alleged action in an Official Capacity or in any other capacity while serving in an Official Capacity and whether or not serving in any Official Capacity at the time any Expenses are incurred for which indemnity can be provided under this Agreement.

(g)

Independent Counsel: means a law firm, a member of a law firm, or an independent practitioner, that is experienced in matters of corporate law and neither currently is, nor in the five (5) years previous to its selection has been, retained to represent (i) the Company or the Indemnitee in any matter material to either such party (other than with respect to matters concerning the Indemnitee under this Agreement or of other indemnitees under similar indemnification agreements) or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder.  Notwithstanding the foregoing, the term “Independent Counsel” shall not include any Person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or the Indemnitee in an action to determine the Indemnitee’s rights under this Agreement. The Company agrees to pay the reasonable fees and expenses of the Independent Counsel referred to above.

(h)

Official Capacity: means (i) serving as a director or officer of the Company or (ii) while serving as a director or officer of the Company, serving at the request of the Company as an officer, director, manager, member, partner, tax matters partner, employee, agent, fiduciary, trustee or other representative of an Other Enterprise (as defined below).

(i)

Other Enterprise: means another corporation, partnership, limited liability company, joint venture, trust, association or other enterprise, whether for profit or not-for-profit, including any subsidiaries of the Company, any entities formed by the Company and any employee benefit plans maintained or sponsored by the Company where the Indemnitee is serving at the request of the Company in any capacity.

(j)	Person: means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

(k)

The term “Proceeding” shall be broadly construed and shall include any threatened, asserted, pending or completed action, suit, investigation (including any internal investigation), inquiry, hearing, mediation, arbitration, other alternative dispute mechanism or any other proceeding, whether civil, criminal, administrative, regulatory, arbitrative, legislative, investigative or otherwise and whether formal or informal, or any appeal of any kind therefrom, including an action initiated by the Indemnitee to enforce Indemnitee’s rights to indemnification or Expense Advance (as defined below) under this Agreement or any provision of the Articles, the Bylaws, the MGCL (as defined below) or other applicable law, and whether instituted by or in the right of the Company, a governmental agency, the Board of Directors of the Company, any authorized committee thereof, a class of its security holders or any other party, and whether made pursuant to federal, state or other law, or any inquiry, hearing or investigation (including any internal investigation), whether formal or informal, whether instituted by or in the right of the Company, a governmental agency, the Board of Directors, any committee thereof, a class of its security holders, or any other party that the Indemnitee believes might lead to the institution of any such proceeding.

(l)

The term “serving at the request of the Company” shall include any service to the Company or an Other Enterprise by the Indemnitee in Indemnitee's Official Capacity at the request of, for the convenience of, or to represent the interests of, the Company or any subsidiary of the Company. For the purposes of this Agreement, Indemnitee's service in Indemnitee's Official Capacity to the Company or an Other Enterprise shall be presumed to be “Service at the Request of the Company,” unless it is conclusively determined to the contrary by a majority vote of the directors of the Company, excluding, if applicable, the Indemnitee. With respect to such determination, it shall not be necessary for Indemnitee to show any actual or prior request by the Company or its Board of Directors for such service to the Company or an Other Enterprise.

2.Agreement to Indemnify; Advancement of Expenses.

(a)In the event that the Indemnitee was, is or becomes subject to, a party to or witness or other participant in, or is threatened to be made subject to, a party to or witness or other participant in, a Proceeding arising by reason of (or arising in part out of) an Indemnifiable Event, including Proceedings brought by or in the right of the Company, Proceedings brought by third parties, and Proceedings in which the Indemnitee is solely a witness, the Company shall indemnify the Indemnitee, or cause such Indemnitee to be indemnified, to the fullest extent permitted by the Maryland General Corporation Law (Titles 1 & 2 of the Corporations and Associations Article of the Annotated Code of Maryland, as the same exists now or as it may be hereinafter amended (the “MGCL”)), but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than the MGCL permitted the Company to provide prior to such amendment, against any and all Expenses actually and reasonably incurred by the Indemnitee or on his or her behalf in connection with such Proceedings. If, in regard to any such Expenses, (i) the Indemnitee shall be entitled to indemnification pursuant to Section 2(h) or Section 4, (ii) no determination with respect to the Indemnitee’s entitlement is legally required as a condition to indemnification of the Indemnitee hereunder, or (iii) the Indemnitee has been determined pursuant to Section 2(e) to be entitled to indemnification hereunder, then payments of such Expenses shall be made as soon as practicable but in any event no later than thirty (30) calendar days after the later of (A) the date on which written demand is presented to the Company pursuant to Section 2(d) or (B) the earliest date on which the applicable criterion specified in clause (i), (ii) or (iii) of this Section 2(a) is satisfied.

(b)Expenses incurred by or on behalf of the Indemnitee in connection with any Proceeding arising by reason of (or arising in part out of) an Indemnifiable Event shall be paid by the Company in advance of the final disposition of such Proceeding (“Expense Advance”). Except as provided in the following sentence, the Company shall promptly pay the amount of such Expenses to the Indemnitee, but in no event shall such payment be made later than thirty (30) calendar days after the receipt by the Company of a statement or statements from the Indemnitee requesting such advance or advances pursuant to this Section 2(b), together with a reasonable accounting of such Expenses. The right to Expense Advance shall not apply to (i) any Proceeding against an officer, director or other agent of the Company brought by the Company and approved by a majority of the authorized members of the Board which alleges willful misappropriation of corporate assets by such officer, director or other agent, wrongful disclosure of confidential information, or any other willful and deliberate breach in bad faith of such officer’s, director’s or other agent’s duty to the Company or its shareholders, or (ii) any claim for which indemnification is excluded pursuant to this Agreement, but shall apply to any Proceeding referenced in Section 2(c)(iv) of this Agreement prior to a determination that the person is not entitled to be indemnified by the Company. The obligation of the Company to make an Expense Advance pursuant to this Section 2(b) shall be conditioned upon delivery to the Company of an undertaking in writing by or on behalf of the Indemnitee in which the Indemnitee undertakes and agrees to repay to the Company any advances made pursuant to this Section 2(b) if and to the extent that it shall ultimately be determined (in accordance with this Section 2 or by final judicial determination from which there is no further right to appeal, as applicable) that the Indemnitee is not entitled to be indemnified by the Company for such amounts. The Company shall make the advances contemplated by this Section 2(b) regardless of the Indemnitee’s financial ability to make repayment, and regardless of whether indemnification of the Indemnitee by the Company will ultimately be required. Any advances pursuant to this Section 2(b) shall be unsecured and interest-free. Except as set forth in this Section 2(b), the Company shall not impose on the Indemnitee additional conditions to Expense Advance or require from the Indemnitee additional undertakings regarding repayment. Advancements shall include any and all reasonable Expenses incurred pursuing an action to enforce the Indemnitee’s right of advancement of Expenses pursuant to this Agreement or any provision of the Articles, the Bylaws, the MGCL or other applicable law, including Expenses incurred preparing and forwarding statements to the Company to support the advancements claimed pursuant to this Agreement.

(c)Notwithstanding anything in this Agreement to the contrary, the Indemnitee shall not be entitled to indemnification or advancement of Expenses pursuant to this Agreement (i) in connection with any Proceeding (or any part of any Proceeding) initiated by the Indemnitee (other than any cross-claim, counterclaim or affirmative defense asserted by the Indemnitee in an action brought against Indemnitee), including any Proceeding (or any part of any Proceeding) initiated by the Indemnitee against the Company, any entity that the Company controls, any of the directors, officers, or employees thereof, other indemnitees or any third party, unless (A) the Company has joined in or the Board of Directors of the Company has authorized or consented to the initiation of such Proceeding, (B) it is a Proceeding referenced in Section 3 below, (C) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law, (D) otherwise made under Section 2(b), or (E) otherwise required by applicable law, (ii) if a final adjudication by a court of competent jurisdiction determines that such indemnification is prohibited by applicable law, (iii) on account of any Proceeding for an accounting of profits made from the purchase and sale (or sale and purchase) by the Indemnitee of securities of the Company within the meaning of Section 16(b) of the Exchange Act or similar provisions of state statutory law or common law, (iv) on account of any Proceeding for any reimbursement of the Company by the Indemnitee of any bonus or other incentive-based or equity-based compensation or of any profits realized by the Indemnitee from the sale of securities of the Company, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Company of profits arising from the purchase and sale by the Indemnitee of securities in violation of Section 306 of the Sarbanes-Oxley Act), or (v) as limited by Section 17 of this Agreement.

(d)To obtain indemnification under this Agreement, the Indemnitee shall deliver to the Secretary of the Company a written request for indemnification, including therein or therewith such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification hereunder. The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board of Directors of the Company in writing that the Indemnitee has requested indemnification.

(e)Upon written request by the Indemnitee for indemnification pursuant to the first sentence of Section 2(d), a determination, if required by applicable law, with respect to Indemnitee’s entitlement thereto shall be made in the specific case by one of the following four methods: (i) by majority vote of a quorum consisting of directors who are not parties to such Proceeding (“Disinterested Directors”), (ii) if such a quorum of Disinterested Directors cannot be obtained, by majority vote of a committee duly designated by the Board of Directors (all directors, whether or not Disinterested Directors, may participate in such designation) consisting solely of two or more Disinterested Directors, (iii) if such a committee cannot be designated, by any Independent Counsel selected (A) by the Board of Directors (as prescribed in clause (i) above), (B) by the committee of the Board of Directors (as prescribed in clause (ii) above) or (C) if a quorum of the Board of Directors cannot be obtained for clause (i) above and the committee cannot be designated under clause (ii) above, by majority vote of the full Board of Directors (in which directors who are parties to the Proceeding may participate), in a written opinion to the Board of Directors, a copy of which shall be delivered to the Indemnitee, or (iv) if such Independent Counsel determination cannot be obtained, by majority vote of a quorum of shareholders consisting of shareholders who are not parties to such Proceeding, or if no such quorum is obtainable, by a majority vote of shareholders who are not parties to such Proceeding, using its best efforts to make such determination as promptly as is reasonably practicable under the circumstances, that the Indemnitee is entitled to be indemnified under applicable law. If it is so determined that the Indemnitee is entitled to indemnification, payment to the Indemnitee shall be made within thirty (30) calendar days after such determination. The Indemnitee shall reasonably cooperate with the Person or Persons making such determination with respect to the Indemnitee’s entitlement to indemnification, including providing to such Person or Persons upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to the Indemnitee and reasonably necessary to such determination. Any costs or expenses (including attorneys’ fees and disbursements) actually and reasonably incurred by the Indemnitee in so cooperating with the Person or Persons making such determination shall be borne by the Company (irrespective of the determination as to the Indemnitee’s entitlement to indemnification) and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom. Any determination by the Company (including by its directors, shareholders or any Independent Counsel) otherwise (that the Indemnitee is entitled to indemnification) shall be conclusive and binding on the Company and the Indemnitee.  The Company agrees that all costs incurred by the Company in making the determination under this Section 2(e) shall be borne solely by the Company, including, but not limited to, the costs of legal counsel (including any Independent Counsel serving under this Section 2(e)), proxy solicitations and judicial determinations.

(f)If (x) the Company (including by its directors, shareholders or any Independent Counsel) determines that the Indemnitee is not entitled to be indemnified in whole or in part under applicable law, (y) any amount of Expenses is not paid in full by the Company according to Section 2(a) after a determination is made pursuant to Section 2(e) that the Indemnitee is entitled to be indemnified, or (z) any amount of Expense Advance is not paid in full by the Company according to Section 2(b) after a request and an undertaking pursuant to Section 2(b) have been received by the Company, in each case, the Indemnitee shall have the right to commence litigation in any court in the State of Maryland having subject matter jurisdiction thereof and in which venue is proper, either challenging any such determination, which shall not be binding, or any aspect thereof (including the legal or factual bases therefor), seeking to recover the unpaid amount of Expenses or Expense Advance, as applicable, and otherwise to enforce the Company’s obligations under this Agreement. The Company hereby consents to service of process and to appear in any such proceeding. If the Indemnitee commences legal proceedings in a court of competent jurisdiction to secure a determination that the Indemnitee should be indemnified under applicable law, any such judicial proceeding shall be conducted in all respects as a de novo trial, on the merits, any determination that the Indemnitee is not entitled to be indemnified under applicable law shall not be binding on, and shall not prejudice the Indemnitee, the Indemnitee shall continue to be entitled to receive Expense Advance, and the Indemnitee shall not be required to reimburse the Company for any Expense Advance, unless and until a final judicial determination is made (as to which all rights of appeal therefrom have been exhausted or lapsed) that the Indemnitee is not entitled to be so indemnified under applicable law. The Company shall also be solely responsible for paying all costs incurred by it in defending any Proceeding made pursuant to this Section 2(f) challenging its determination or seeking its payment.

(g)If a Determination shall have been made pursuant to Section 2(e) that the Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding commenced pursuant to Section 2(f).

(h)To the extent that the Indemnitee has been successful on the merits or otherwise, either in defense of any Proceeding relating in whole or in part to an Indemnifiable Event or in defense of any claim, issue or matter therein, including dismissal without prejudice, or  in prosecution of any Proceeding relating in whole or in part to an Indemnifiable Event pursuant to Section 2(f), the Indemnitee shall be indemnified by the Company against all Expenses actually and reasonably incurred in connection therewith, notwithstanding an earlier determination by the Company (including by its directors, shareholders or any Independent Counsel) that the Indemnitee is not entitled to indemnification under applicable law. For purposes of this Agreement, the term “successful on the merits or otherwise” shall include, but not be limited to, (i) any termination, withdrawal, or dismissal (with or without prejudice) of any Proceeding against the Indemnitee without any express finding of liability or guilt against the Indemnitee, (ii) the expiration of one-hundred twenty (120) days after the making of any claim or threat of a Proceeding without the institution of the same and without any promise or payment made to induce a settlement, and (iii) the settlement of any Proceeding pursuant to which the Indemnitee pays less than $100,000.

3.Indemnification for Expenses of the Indemnitee in Enforcing Rights. To the fullest extent allowable under applicable law, the Company shall also indemnify, or cause the indemnification of, the Indemnitee against any and all Expenses and, if requested by the Indemnitee, shall advance such Expenses to the Indemnitee subject to and in accordance with Sections 2(b) and (f), which are actually and reasonably incurred by the Indemnitee in connection with any Proceeding brought by the Indemnitee for (i) indemnification or an Expense Advance by the Company under any provision of this Agreement, under any other agreement that the Indemnitee is a party to, or under any provision of the Articles, the Bylaws, the MGCL or other applicable law now or hereafter in effect, in each case, relating to the Indemnitee’s rights to indemnification or Expense Advance, and/or (ii) recovery under any director’s and officer’s liability or other insurance policies maintained by the Company, regardless of, in the case of (i) or (ii),  whether the Indemnitee ultimately is determined to be entitled to such indemnification, Expense Advance or insurance recovery, as the case may be. Indemnitee shall be required to reimburse the Company in the event that a final judicial determination is made that any such Proceeding brought by the Indemnitee was frivolous or not made in good faith.

4.Partial Indemnity.  If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the  Expenses in respect of a Proceeding relating in whole or in part to an Indemnifiable Event but not, however, for all of the total amount thereof, the Company shall nevertheless indemnify the Indemnitee for the portion thereof to which the Indemnitee is entitled.

5.Burdens of Proof and Persuasion.  In any judicial proceeding brought under Section 2(f) above, the Company shall have the burden of proof and the burden of persuasion to establish, by clear and convincing evidence, that the Indemnitee is not entitled to the indemnification or Expense Advance provided pursuant to this Agreement.

6.Presumptions and Effect of Certain Proceedings.

(a)In connection with any determination, pursuant to Section 2(e), concerning the Indemnitee’s right to Indemnification, the Person or Persons making such determination shall presume that the Indemnitee has satisfied the applicable standard of conduct and is entitled to indemnification under this Agreement if the Indemnitee has submitted a request for indemnification in accordance with Section 2(d) above, and, except where any required undertaking under Section 2(b) has not been delivered to the Company, anyone seeking to overcome this presumption shall have the burden of proof and burden of persuasion, by clear and convincing evidence.

(b)The Indemnitee shall be deemed to have met the applicable standard of conduct and to be entitled to indemnification under the MGCL for any action or omission to act undertaken (i) in good faith reliance upon the records of the Company, including its financial statements, or upon information, opinions, reports or statements furnished to the Indemnitee by the officers or employees of the Company or any of its subsidiaries in the course of their duties, or by committees of the Board of Directors, or by any other Person as to matters the Indemnitee reasonably believes are within such other Person’s professional or expert competence, or (ii) on behalf of the Company in furtherance of the interests of the Company in good faith in reliance upon, and in accordance with, the advice of legal counsel or accountants; provided such legal counsel or accountants were selected with reasonable care by or on behalf of the Company.  In addition, the knowledge and/or actions, or failures to act, of any director, officer, agent or employee of the Company or an Other Enterprise shall not be imputed to the Indemnitee for purposes of determining the right to indemnification under this Agreement. Whether or not the foregoing provisions of this Section 6(b) are satisfied, it shall in any event be presumed that the Indemnitee has at all times acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion, by clear and convincing evidence.

(c)For purposes of this Agreement, the termination of any Proceeding by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere or its equivalent, shall not create a presumption that the Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

(d)Neither the failure of the Company (including by its directors, shareholders or any Independent Counsel) to have made a determination as to whether the Indemnitee has met any particular standard of conduct or had any particular belief, nor an actual determination by the Company (including by its directors, shareholders or any Independent Counsel) that the Indemnitee has not met such standard of conduct or did not have such belief, prior to the commencement of legal proceedings by the Indemnitee to secure a judicial determination that the Indemnitee should be indemnified under applicable law, shall be a defense to the Indemnitee’s claim for indemnification or create a presumption that the Indemnitee has not met any particular standard of conduct or did not have any particular belief.

7.Failure to Act Not a Defense.  The failure of the Company (including its Board of Directors or any committee thereof, Independent Legal Counsel, or shareholders) to make a determination concerning the permissibility of the payment of Expenses or the Expense Advance under this Agreement shall not be a defense in any action brought under Section 2(f) hereof, and shall not create a presumption that such payment or advancement is not permissible.

8.Access to Information. Indemnitee shall be entitled to access such information in the possession of the Company as may be reasonably necessary to enforce Indemnitee’s rights under this Agreement.

9.Nonexclusivity, Etc.  The rights of the Indemnitee hereunder to indemnification and Expense Advance shall be in addition to, but not exclusive of,  any other rights the Indemnitee may have at any time under the Bylaws or the Articles, applicable law, any insurance policy purchased or maintained by the Indemnitee or any other agreement, vote of shareholders or directors (or a committee of directors), or otherwise, both as to action in Indemnitee’s Official Capacity and as to action in any other capacity while Indemnitee is serving in an Official Capacity. The right to be indemnified or to receive advancement of Expenses under this Agreement (i) is a contract right based upon good and valuable consideration, pursuant to which Indemnitee may sue, (ii) is and is intended to be retroactive and shall be available as to events occurring prior to the date of this Agreement and (iii) shall continue after any rescission or restrictive modification of this Agreement as to events occurring prior thereto.

10.Change in Law. To the extent that a change in the MGCL or the interpretation thereof (whether by statute or judicial decision) permits broader indemnification or advancement of Expenses than is provided under the terms of the  Articles, the Bylaws and this Agreement, it is the intent of the parties hereto that the Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change in law. In the event of any change in the MGCL (whether by statute or judicial decision) which narrows the right of a Maryland corporation to indemnify a member of its Board of Directors, an officer, or other agent, such changes, to the extent not required by applicable law to be applied to this Agreement, shall have no effect on this Agreement or the parties’ rights and obligations hereunder.

11.Representations and Warranties of the Company. The Company hereby represents and warrants to Indemnitee as follows:

(a)Authority. The Company has all necessary power and authority to enter into, and be bound by the terms of, this Agreement, and the execution, delivery and performance of the undertakings contemplated by this Agreement have been duly authorized by the Company.

(b)Enforceability. This Agreement, when executed and delivered by the Company in accordance with the provisions hereof, shall be a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors’ rights generally.

12.Maintenance of D&O Insurance.

(a)The Company represents that it presently has in force and effect directors’ and officers’ liability insurance covering the directors and officers of the Company (“D&O Insurance”)  as set forth on Annex A hereto (the “Insurance Policies”).

(b)The Company shall, from time to time, make the good faith determination whether or not it is practicable for the Company to obtain and maintain a policy or policies of insurance with reputable insurance companies providing the officers and directors of the Company with D&O Insurance. Among other considerations, the Company will weigh the costs of obtaining such D&O Insurance coverage against the protection afforded by such coverage. All decisions as to whether and to what extent the Company maintains D&O Insurance shall be made by the Board in its sole and absolute discretion.

(c)In all policies of D&O Insurance, the Indemnitee shall be covered as an insured in such a manner as to provide the Indemnitee with the same rights and benefits as are accorded to the most favorably insured of the Company’s directors, if the Indemnitee is a director; or as are accorded to the most favorably insured of the Company’s officers, if the Indemnitee is not a director of the Company but is an officer.

(d)Notwithstanding the foregoing, except as provided in Section 12(b) and as provided below in Section 12(f) in the event of a Change in Control, the Company shall have no obligation pursuant to this Agreement to obtain or maintain D&O Insurance coverage at least comparable to that provided by the Insurance Policies.

(e)Promptly after (i) learning of facts and circumstances which may give rise to a Proceeding, the Company shall notify its D&O Insurance carriers, if such notice is required by the applicable insurance policies, and any other insurance carrier providing applicable insurance coverage to the Company, of such facts and circumstances, or (ii) receiving notice of a Proceeding, whether from the Indemnitee, or otherwise, the Company shall give prompt notice to its D&O Insurance carriers, and any other insurance carriers providing applicable insurance coverage to the Company, in the case of (i) and (ii), in accordance with the requirements of the respective insurance policies. The Company shall, thereafter, take all necessary or appropriate action to cause such insurance carriers to pay, on behalf of the Indemnitee, all Expenses incurred or to be incurred, and liability incurred, by the Indemnitee with respect to such Proceeding, in accordance with the terms of the applicable insurance policies.

(f)At or prior to any Change in Control, the Company shall obtain a prepaid, fully-earned and non-cancellable “tail” directors’ and officers’ liability insurance policy in respect of acts or omissions occurring at or prior to the Change in Control with a claims period of six (6) years from the Change in Control, covering the Indemnitee, to the extent that the Indemnitee is covered by D&O Insurance immediately prior to the Change in Control, with the coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company and its subsidiaries than those of the D&O Insurance in effect immediately prior to such Change in Control; provided, however, that the aggregate premium therefor is not in excess of 200% of the annual premium then paid by the Company for coverage for its then current policy year for such insurance, and if the premium therefor would be in excess of such amount, the Company shall purchase such “tail” policy with the greatest coverage available as to matters occurring prior to the Change in Control as is available for a cost not exceeding that premium amount. Any such tail policy may not be amended, modified, cancelled or revoked after the Change in Control by the Company or any successor thereto in any manner that is adverse to the Indemnitee.

13.Covenant Not To Sue, Limitation of Actions and Release of Claims.  No legal action shall be brought and no cause of action shall be asserted by or in the right of the Company (or any of its subsidiaries) against the Indemnitee, the Indemnitee’s spouse, heirs, executors, or personal or legal representatives, administrators or estate after the expiration of two (2) years from the date of accrual of such cause of action, and any claim or cause of action of the Company shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such two(2) year period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action such shorter period shall govern.

14.Modifications and Waiver.  Except as provided in Section 10 with respect to changes in the MGCL that broaden the right of Indemnitee to be indemnified by the Company and Section 15 which provides for the Indemnitee to be afforded the benefit of a more favorable term or terms included in other indemnification agreements, no supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto.  No waiver of any of the provisions of this Agreement shall be binding unless in the form of a writing signed by the party against whom enforcement of the waiver is sought, or shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.

15.More Favorable Indemnification Agreements. In the event the Company or any of its subsidiaries enters into an indemnification agreement with another director or officer of the Company or any of its subsidiaries containing a term or terms more favorable to the Indemnitee than the terms contained herein, the Indemnitee shall be afforded the benefit of such more favorable term or terms and such more favorable term or terms shall be deemed incorporated by reference herein as if set forth in full herein.

16.Subrogation.  In the event of any payment to or on behalf of Indemnitee under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of contribution or recovery of the Indemnitee against other persons, and the Indemnitee shall execute all papers reasonably required and shall do everything that may be reasonably necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

17.No Duplication of Payments.  The Company shall not be liable under this Agreement to make any payment in connection with any Proceeding to the extent the Indemnitee has otherwise actually received payment (whether under any statute, insurance policy, any provision of the Bylaws, any provision of the Articles, vote of shareholders or directors (or a committee of directors), other agreement or otherwise) of the amounts otherwise indemnifiable hereunder. The Company’s obligation of indemnification or Expense Advance hereunder to the Indemnitee who is or was serving at the request of the Company as a director, officer, trustee, partner, managing member, fiduciary, board of directors’ committee member, employee or agent of any other Person shall be reduced by any amount the Indemnitee has actually received as indemnification or advancement of Expenses from such Person.

18.Notification and Defense of Proceedings.

(a)As soon as reasonably practicable after receipt by the Indemnitee of written notice that he or she is a party to or a participant (as a witness or otherwise) in any Proceeding or of any other matter in respect of which the Indemnitee intends to seek indemnification or Expense Advance hereunder, the Indemnitee shall provide to the Company written notice thereof, including the nature of and the facts underlying such Proceeding or matter. The omission by the Indemnitee to so notify the Company will not relieve the Company from any liability which it may have to the Indemnitee hereunder or otherwise unless the Company is materially prejudiced by such omission.

(b)The Company shall be entitled, at its option and expense, either to participate in the defense of any Proceeding relating to an Indemnifiable Event or, upon written notice to the Indemnitee, to assume the defense thereof with counsel reasonably satisfactory to the Indemnitee and after delivery of such notice, the Company shall not be liable to the Indemnitee under this Agreement for any fees or expenses of counsel subsequently incurred by the Indemnitee with respect to such Proceeding; provided that (i) the Indemnitee shall have the right to retain separate counsel in respect of such Proceeding at the Indemnitee’s expense or, if previously authorized in writing by the Company, at the Company’s expense, and (ii) if the Indemnitee believes, after consultation with counsel selected by the Indemnitee, that (A) the use of counsel chosen by the Company to represent the Indemnitee would present such counsel with an actual or potential conflict of interest, (B) the named parties in any such Proceeding (including any impleaded parties) include the Company or any subsidiary of the Company and the Indemnitee, and the Indemnitee

concludes that there may be one or more legal defenses available to him or her that are different from or in addition to those available to the Company or any subsidiary of the Company, or (C) any such representation by such counsel would be precluded under the applicable standards of professional conduct then prevailing, then the Indemnitee shall be entitled to retain separate counsel (but not more than one law firm plus, if applicable, local counsel in respect of any particular Proceeding) at the Company’s expense.

(c)The Company shall not be liable to the Indemnitee under this Agreement for any amounts paid in settlement of any Proceeding relating to an Indemnifiable Event effected without the Company’s prior written consent and the Company shall not, without the prior written consent of the Indemnitee, effect any settlement of any Proceeding relating to an Indemnifiable Event which the Indemnitee is or has been threatened to be made a party or has otherwise been a participant in such Proceeding, including, but not limited to, as a witness, unless such settlement solely involves the payment of money and includes a complete and unconditional release of the Indemnitee from all liability on all claims that are the subject matter of such Proceeding; provided that neither the Company nor the Indemnitee shall unreasonably withhold its or his or her consent to any proposed settlement; and provided that the Indemnitee may withhold consent to any settlement or compromise which (i) includes an admission of fault of the Indemnitee or (ii) does not include, as an unconditional term thereof, the full release of the Indemnitee from all liability in respect of the Proceeding, which release shall be in form and substance reasonably satisfactory to the Indemnitee.

19.Contribution.

(a)Whether or not the indemnification provided in Section 2 of this Agreement is available, in respect of any Proceeding in which the Company is jointly liable with the Indemnitee (or would be if joined in the Proceeding that is the basis for the Proceeding), the Company shall pay, in the first instance, the entire amount of any judgment or settlement of such Proceeding without requiring the Indemnitee to contribute to such payment and the Company hereby waives and relinquishes any right of contribution it may have against Indemnitee. The Company shall not enter into any settlement of any Proceeding in which the Company is jointly liable with the Indemnitee (or would be if joined in the Proceeding that is the basis for the Proceeding) unless such settlement provides for a full and final release of all claims asserted against Indemnitee, which release shall be in form and substance reasonably satisfactory to the Indemnitee.

(b)Without diminishing or impairing the obligations of the Company set forth in Section 19(a), if, for any reason, the Indemnitee shall elect or be required to pay all or any portion of any judgment or settlement relating to any Proceeding in which the Company is jointly liable with the Indemnitee (or would be if joined in such Proceeding), the Company shall contribute to the amount of expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred and paid or payable by the Indemnitee in proportion to the relative benefits received by the Company and all officers, directors or employees of the Company other than the Indemnitee who are jointly liable with the Indemnitee (or would be if joined in such Proceeding), on the one hand, and Indemnitee, on the other hand, from the transaction from which such Proceeding arose; provided, however, that the proportion determined on the basis of relative benefit may, to the extent necessary to conform to applicable law, be further adjusted by reference to the relative fault of the Company and all officers, directors or employees of the Company other than the Indemnitee who are jointly liable with the Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and the Indemnitee, on the other hand, in connection with the events that resulted in such expenses, judgments, fines or settlement amounts, as well as any other equitable considerations which applicable law may require to be considered. The relative fault of the Company and all officers, directors or employees of the Company other than the Indemnitee who are jointly liable with the Indemnitee (or would be if joined in such  Proceeding), on the one hand, and the Indemnitee, on the other hand, shall be determined by reference to, among other things, the degree to which their actions were motivated by intent to gain personal profit or advantage, the degree to which their liability is primary or secondary, and the degree to which their conduct is active or passive.

(c)The Company hereby agrees to fully indemnify and hold the Indemnitee harmless from any claims of contribution which may be brought by officers, directors or employees of the Company other than Indemnitee who may be jointly liable with the Indemnitee.

20.Services of Indemnitee. This Agreement shall not be deemed to constitute an agreement of employment nor shall it impose any obligation on Indemnitee or the Company to continue the Indemnitee’s service to the Company beyond any period otherwise required by applicable law or by other agreements or commitments of the parties, if any. The Indemnitee, if a member of the Board of Directors, hereby agrees to serve or continue to serve as a director of the Company, for so long as the Indemnitee is duly elected or appointed or until the Indemnitee tenders his or her resignation or is removed in accordance with the Articles, the Bylaws and applicable law.

21.Binding Effect, Successors.  This Agreement shall be (a) binding upon all successors and assigns of the Company (including any transferee of all or a substantial portion of the business, stock and/or assets of the Company and any direct or indirect successor by merger or consolidation or otherwise by operation of applicable law) and (b) binding on and shall inure to the benefit of the personal and legal representatives, spouses, heirs, executors and administrators of Indemnitee. This Agreement shall continue in effect for the benefit of the Indemnitee and such personal and legal representatives, assigns, spouses, heirs, executors and administrators regardless of whether the Indemnitee continues to serve as an officer, director or other representative or agent of the Company or any other Person at the request of the Company. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all, or a significant portion, of the business and/or assets of the Company and/or its subsidiaries, by written agreement in form and substance satisfactory to the Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Except as otherwise provided in this Section 21, neither this Agreement nor any duties or responsibilities pursuant hereto may be assigned by the Company to any other Person without the express prior written consent of the Indemnitee.

22.Entire Agreement.  This Agreement and the documents referred to herein constitute the entire agreement between the parties hereto with respect to the matters covered hereby, and any other prior or contemporaneous oral or written understandings or agreements with respect to the matters covered hereby are expressly superseded by this Agreement, including, but not limited to, any previous forms of director’s and officer’s indemnification agreements adopted by the Board and/or entered into by the Company with the Indemnitee; provided, however, that this Agreement is supplemental to and in furtherance of the rights provided to, or for the benefit of the Indemnitee, by the Articles, the Bylaws, the MGCL and any other applicable law, and shall not be deemed a substitute therefor, and does not diminish or abrogate any rights of the Indemnitee thereunder.

23.Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable by any court of competent jurisdiction for any reason whatsoever, (i) the validity, legality and enforceability of the remaining provisions of this Agreement (including all portions of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by applicable law, and (ii) to the fullest extent possible, the provisions of this Agreement (including all portions of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall be construed or deemed reformed so as to give the maximum effect to the intent of the parties hereto manifested by the provision held invalid, illegal or unenforceable and to give the maximum effect to the unaffected terms of this Agreement.

24.Specific Performance.  The Company and the Indemnitee agree that a monetary remedy for breach of this Agreement may be inadequate, impracticable and difficult to prove, and further agree that such breach may cause Indemnitee irreparable harm. Accordingly, the parties hereto agree that the Indemnitee may enforce this Agreement by seeking injunctive relief and/or specific performance hereof, without any necessity of showing actual damage or irreparable harm and that, by seeking injunctive relief and/or specific performance, Indemnitee shall not be precluded from seeking or obtaining any other relief to which Indemnitee may be entitled. The Company and Indemnitee further agree that the Indemnitee shall be entitled to such specific performance and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting bonds or other undertaking in connection therewith. The Company acknowledges that in the absence of a waiver, a bond or undertaking may be required of Indemnitee by the court, and the Company hereby waives any such requirement of a bond or undertaking.

25.Notices.  All notices, requests, demands, consents and other communications hereunder to any party shall be in writing and either delivered in person or sent by U.S. mail, overnight courier or by e-mail or other electronic transmission, addressed to such party at the address set forth below or such other address as may hereafter be designated on the signature pages of this Agreement or in writing by such party to the other parties, and shall be effective only upon receipt by such party:

(a)	If to the Company, to:

Independence Realty Trust, Inc.
Two Logan Square, 100 N. 18th Street, 23rd Floor,

Philadelphia, Pennsylvania 19103

Attention:  Secretary

Fax:  (215-207-2795)

E-mail:  alaren@rait.com

(b)	If to the Indemnitee, to the address set forth on Annex B hereto.

26.Counterparts.  This Agreement may be executed in counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same agreement. Delivery of an executed counterpart’s signature page of this Agreement, by facsimile, electronic mail in portable document format (.pdf) or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, has the same effect as delivery of an executed original of this Agreement for all purposes. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

27.Headings.  The headings of the sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation thereof.

28.Conflict With Governing Documents. To the fullest extent permitted by applicable law, in the event of a conflict between the terms of this Agreement and the terms of the Articles or the Bylaws, the terms of this Agreement shall govern and prevail.

29.Cooperation and Intent.  The Company shall cooperate in good faith with the Indemnitee and use its best efforts to ensure that, to the fullest extent permitted by applicable law, the Indemnitee is indemnified and/or reimbursed for Expenses described herein and receives the Expense Advance.

30.Noninterference. The Company shall not seek or agree to any order of any court or other governmental authority that would prohibit or otherwise interfere, and shall not take or fail to take any other action if such action or failure would reasonably be expected to have the effect of prohibiting or otherwise interfering, with the performance of the Company’s indemnification, advancement of Expenses or other obligations under this Agreement.

31.No Third Party Beneficiaries. No parties other than Indemnitee or the Company (and their respective successors and assigns as provided in Section 21 above) are entitled to rely upon this Agreement and enforce the Company’s or Indemnitee’s obligations hereunder.

32.Validity of Agreement. The Company shall be precluded from asserting in any Proceeding, including, without limitation, an action under Section 2(f) above, that the provisions of this Agreement are not valid, binding and enforceable or that there is insufficient consideration for this Agreement and shall stipulate in court that the Company is bound by all the provisions of this Agreement.

33.Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland, as applied to contracts between Maryland residents entered into and to be performed entirely within such state without giving effect to the principles of conflicts of choice of laws of such state or any other jurisdiction that would require the application of the laws of another jurisdiction.

34.Consent to Jurisdiction.  The Company and the Indemnitee hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in a Maryland state court, and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of such Maryland state court for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) waive any objection to the laying of venue of any such action or proceeding in such Maryland State court, and (iv) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in such Maryland state court has been brought in an improper or inconvenient forum.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

INDEPENDENCE REALTY TRUST, INC.

By:
Name:
Title:

[Indemnitee Name]

[Signature Page to Indemnification Agreement]

Annex A

SCHEDULE OF D&O INSURANCE POLICIES

Annex B

Name and Address

[●]

[●]

Schedule required by Instruction 2 of Item 601 of Regulation S-K, listing the parties to substantially identical agreements to this Exhibit:

All Board of Directors.